Filed Pursuant to Rule 433

Registration Statement No. 333-138404 and 333-138404-01

$500mm HSBC Private Label Credit Card Master Note Trust (USA) I, Series 2007-1, Bloomberg Ticker: HPLCC 2007-1

100% Pot HSBC Lead, Co-Managers: ABN, BOA & DB

CL	Amount (US$MM)	Ratings (M/S&P/F)	WAL	Des	Exp Final	Legal Final	Bench	Px Spread	$Price
A	434.285	Aaa/AAA/AAA	3.00	Flt	2/16/10	12/16/13	1M LIBOR	+2	100.00
B	65.715	A2/A/A+	3.00	Flt	2/16/10	12/16/13	1M LIBOR	+11	100.00

•	Expected Settlement: 2/14/07

•	First Payment Date: 3/15/07

•	ERISA Eligible

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049. ANY OTHER LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED. SUCH LEGENDS AND /OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT THROUGH BLOOMBERG OR OTHER INTERNET APPLICATIONS.